Exhibit 99.1

Haveli Investments Completes Acquisition of Couchbase

SAN JOSE, Calif., – September 24, 2025 / PRNewswire/ -- Couchbase, Inc. (“Couchbase”), the developer data platform for critical applications in our AI world, today announced the completion of its acquisition by Haveli Investments in an all-cash transaction valued at approximately $1.5 billion.

The transaction was previously announced on June 20, 2025, and was approved by Couchbase’s stockholders at a special meeting held on September 9, 2025. With the completion of the acquisition, Couchbase will now be a privately held company, and stockholders are entitled to receive $24.50 per share of Couchbase common stock owned immediately prior to closing. Couchbase’s common stock has ceased trading and will be delisted from the Nasdaq Stock Market.

“The closing of the Haveli acquisition marks an exciting new chapter for Couchbase,” said Matt Cain, Chair, President and CEO of Couchbase. “Couchbase is at the forefront of modern database technology, empowering developers and enterprises to build high-performance applications, and our partnership with Haveli affirms our strong market position and future potential. We are excited to work with Haveli to accelerate our vision and deliver even more value to our customers.”

“We are eager to embark on this partnership and further accelerate Couchbase’s growth and innovation,” said Sumit Pande, Senior Managing Director at Haveli Investments. “The combination of Couchbase’s strong product leadership with Haveli’s expertise in scaling enterprise software organizations, positions us well to expand market leadership while continuing to meet the performance and scalability demands of customers.”

Advisors

Morgan Stanley & Co. LLC served as exclusive financial advisor to Couchbase, and Wilson Sonsini Goodrich & Rosati, Professional Corporation served as legal counsel.

Latham & Watkins LLP served as legal counsel and Jefferies LLC served as the lead financial advisor to Haveli Investments.

Exhibit 99.1

About Couchbase

As industries race to embrace AI, traditional database solutions fall short of rising demands for versatility, performance and affordability. Couchbase is seizing the opportunity to lead with Capella, the developer data platform architected for critical applications in our AI world. By uniting transactional, analytical, mobile and AI workloads into a seamless, fully managed solution, Couchbase empowers developers and enterprises to build and scale applications and AI agents with confidence – delivering exceptional performance, scalability and cost-efficiency from cloud to edge and everything in between. Couchbase enables organizations to unlock innovation, accelerate AI transformation and redefine customer experiences wherever they happen. Discover why Couchbase is the foundation of critical everyday applications by visiting www.couchbase.com and following us on LinkedIn and X.

Couchbase®, the Couchbase logo and the names and marks associated with Couchbase’s products are trademarks of Couchbase, Inc. All other trademarks are the property of their respective owners.

About Haveli Investments

Haveli Investments is an Austin-based private equity firm that seeks to invest in the highest quality companies in the technology sector through control, minority or structured equity and debt investments with a focus on software, data, gaming and adjacent industries. The firm seeks to partner with innovative companies, entrepreneurs and management teams throughout a company’s life cycle. Haveli’s experienced team of investors and diverse industry experts will provide operational and strategic support, enabling portfolio companies to focus on driving innovation and increasing growth, scale and operating margins. Underscoring Haveli’s investments is an unwavering focus on a culture of inclusivity and sustainability. For more information, please visit www.haveliinvestments.com, or follow Haveli on LinkedIn, @Haveli Investments.

CONTACT:
Amber Winans, Bhava Communications for Couchbase, CouchbasePR@couchbase.com